NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 2, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 17, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Spirit Realty Capital, Inc. ('Old Spirit') and Cole Credit Property Trust II, Inc. (Private / Non-public REIT) became effective on July 17, 2013. Each share of Common Stock of Spirit Realty Capital, Inc. ('Old Spirit') was converted to 1.9048 shares of Spirit Realty Capital, Inc. (f/k/a Cole Credit Property Trust II, Inc.) ('New Spirit') Common Stock held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 18, 2013.